Exhibit 99.1

GrafTech Reports Second Quarter 2010 Results

  Net sales increased 62 percent year-over-year to $255 million.
  Gross profit improved $29 million to $75 million as compared to Q2 2009.
  Net income increased to $37 million, or $0.31 per diluted share, excluding certain acquisition costs and currency gains.

PARMA, Ohio--(BUSINESS WIRE)--July 29, 2010--GrafTech International Ltd. (NYSE:GTI) today announced financial results for the second quarter ended June 30, 2010.

2010 Second Quarter Highlights

  As announced on April 29, 2010, GrafTech has agreed to acquire the remaining interest in Seadrift Coke L.P. (Seadrift), the world’s second largest petroleum needle coke producer, and all of the equity interest in C/G Electrodes LLC (C/G), a US-based graphite electrode producer.
  Net sales increased 62 percent to $255 million, versus the second quarter of 2009. Unfavorable year-over-year currency movement impacted the 2010 second quarter revenue growth rate by approximately six percentage points.
  Gross profit was $75 million, or 29.3 percent of sales, representing a slight improvement to gross margin in the second quarter of 2009.
  Operating income more than doubled to $39 million, or 15.4 percent of net sales, as compared to $19 million, or 12.3 percent of net sales, in the second quarter of 2009. Operating income in the quarter reflects $7 million in customary transaction expenses associated with the announced acquisitions of Seadrift and C/G. Excluding these charges, operating income margin for the quarter was 18.0 percent.
  Net income was $39 million, or $0.32 per diluted share, versus net loss of $37 million, or ($0.31) per diluted share, in the second quarter 2009. Excluding the above $7 million acquisition expenses and $9 million in gains from the remeasurement of intercompany loans and activities, net income in the second quarter of 2010 was $37 million, or $0.31 per diluted share. For the second quarter of 2009, excluding the unfavorable impact of a non-cash impairment of $45 million, after tax, associated with our minority investment in Seadrift and $3 million in losses from the remeasurement of intercompany loans and activities, net income was $11 million or $0.09 per diluted share.

  Operating cash flow in the quarter was a use of $7 million as compared to a source of $46 million in the same period in the prior year. Operating cash flow in the quarter reflects a $48 million increase in working capital requirements due to increased accounts receivable and higher cost inventory, a payout of $20 million in variable incentive compensation associated with our team’s performance against 2009 incentive targets and $4 million in acquisition related costs.
  As previously disclosed, GrafTech successfully concluded the refinancing of its revolving credit facility. The new $260 million revolver represents a $45 million increase over the prior agreement and extends the maturity date to April 29, 2013. The facility is rated ‘BBB’, or investment grade, by Standard & Poor’s.

Craig Shular, Chief Executive Officer of GrafTech, commented, “Results continue to improve in a still recovering operating environment. Our solid balance sheet positions our Company well to capitalize on growth in the global economic recovery and we are excited about the prospects of our announced acquisitions.”

Seadrift, C/G Acquisition Update

We are in the process of responding to the previously announced customary request for additional information from the Antitrust Division of the U.S. Department of Justice (DOJ) regarding the proposed acquisitions of Seadrift and C/G. Completion of the acquisitions is subject to compliance with applicable DOJ clearance procedures as well as other customary closing conditions. We continue to expect the two acquisitions to close in 2010.

Mr. Shular commented, “These acquisitions are strategic components for propelling growth for our Company and allowing us to better serve our global steel customers. We look forward to welcoming the Seadrift and C/G teams to Team GrafTech upon closing.”

Industrial Materials Segment

The Industrial Materials segment’s net sales increased to $209 million in the second quarter 2010, as compared to $130 million in the same period of the prior year. The improvement was largely driven by higher sales volume related to increased steel end market demand, offset slightly by unfavorable currency fluctuations and lower year-over-year average graphite electrode selling prices.

Operating income for the Industrial Materials segment was $34 million in the second quarter of 2010, versus $16 million in the second quarter of 2009. The increase year-over-year was primarily due to higher graphite electrode sales volume and more favorable fixed cost absorption, offset in part by acquisition related expenses and higher production costs, particularly for our key raw material, petroleum-based needle coke.

Engineered Solutions Segment

Net sales for the Engineered Solutions segment were $46 million in the second quarter 2010, as compared to $28 million in the second quarter of 2009, as a result of higher sales volume across multiple product lines.

Operating income for the Engineered Solutions segment was $5 million, as compared to $3 million in the same period in 2009. The increase in operating income was primarily the result of higher sales volume, partially offset by the impact of unfavorable absorption of production costs.

Mr. Shular commented, “As anticipated, our Engineered Solutions business began to recover in the second quarter with sales improving 65 percent year-over-year driven largely by strong demand in solar, oil and gas exploration and electronics.”

Corporate

Selling and administrative and research and development expenses were $35 million in the second quarter of 2010, as compared to $26 million in the second quarter of 2009. Excluding $7 million in acquisition related costs, such overhead expense in the quarter was $29 million due to increased sales and marketing coverage to support internal growth initiatives and higher commission expense related to increased sales.

Other income, net, was $9 million in the second quarter of 2010, as compared to other expense, net, of $3 million in the same period in 2009. The change is largely due to the remeasurement of intercompany loans and activities which generated a gain of approximately $9 million in the current quarter, as compared to a loss of approximately $3 million in the prior year’s quarter.

Outlook

Based on International Monetary Fund (IMF) projections and other economic reports, global economies began to recover in the first half of 2010 – modestly in advanced economies and to a stronger degree in emerging economies. However, IMF projections indicate that recent turbulence in global financial markets has increased downside risks and raised concerns about the stability of the recovery.

As previously disclosed, the third quarter, which has historically been a weaker quarter, is expected to be lower than the second quarter as graphite electrode volumes decline largely in response to weaker demand associated with the normal European holiday season. As a result, we continue to expect operating income to be lower in the third quarter, as compared to the second quarter of 2010.

If IMF projections and other economic forecasts described above were to materialize, we would expect the following targeted results in 2010, excluding any impact from the announced acquisitions of Seadrift and C/G and related customary transaction costs:

  Operating income in the range of $170 million to $180 million;
  Overhead expense (selling and administrative and research and development expenses) in the range of $105 million to $110 million;
  Capital expenditures of approximately $75 million to $80 million (previous guidance was $70 million to $75 million);
  Depreciation expense of approximately $38 million;
  An effective tax rate in the range of 23 percent to 25 percent (previous guidance was 24 percent to 27 percent);
  Cash flow from operations in the range of $100 million to $110 million.

In conjunction with this earnings release, you are invited to listen to our earnings call being held today at 11:00 a.m. Eastern. The dial-in number is 800-894-3831 for domestic and 763-416-5291 for international. The call will be webcast and available at www.graftech.com, in the investor relations section. A rebroadcast webcast will be available following the call, and for 30 days thereafter, at www.graftech.com, in the investor relations section. GrafTech makes its complete financial reports that have been filed with the SEC available at www.graftech.com. This includes its quarterly report on Form 10-Q for the period reported. Upon request, GrafTech will provide its stockholders with a hard copy of its complete financial statements free of charge.

GrafTech International Ltd. is one of the world’s largest manufacturers and providers of high quality synthetic and natural graphite and carbon based products and technical and research and development services, with customers in about 70 countries. We manufacture graphite electrodes, products essential to the production of electric arc furnace steel. We also manufacture thermal management, fuel cell and other specialty graphite and carbon products for, and provide services to, the electronics, power generation, solar, oil and gas, transportation, petrochemical and other metals markets. We operate 11 manufacturing facilities strategically located on four continents. For additional information on GrafTech International Ltd., call 216-676-2000, or visit our website at www.graftech.com.

NOTE ON FORWARD-LOOKING STATEMENTS: This news release and related discussions may contain forward-looking statements about such matters as: our preliminary unaudited results for the second quarter ended June 30, 2010 and outlook for 2010; future sales, costs, working capital, revenues, business opportunities; future operational performance; strategic plans; stock repurchase plans; costs of materials and production; supply chain management; the impact of cost competitiveness and liquidity initiatives; changes in production capacity or efficiency; capital expenditures; future prices and demand for our products; product quality; investments and acquisitions that we may make in the future; our ability to complete the acquisition of Seadrift and C/G and integrate their respective operations; financing (including factoring and supply chain financing) activities; debt levels; our customers’ operations and demand for their products; our position in markets we serve; regional and global economic and industry market conditions, including our expectations concerning their impact on us and our customers and suppliers; conditions and changes in the global financial and credit markets; tax rates and the effects of jurisdictional mix; and currency exchange and interest rates.

We have no duty to update these statements. Our expectations and targets are not predictions of actual performance and historically our performance has deviated, often significantly, from our expectations and targets. Actual future events, circumstances, performance and trends could differ materially, positively or negatively, from those set forth in these statements due to various factors, including: the extent of any adjustments to our preliminary 2010 second quarter results; the actual timing of the filing of our Form 10-Q with the SEC and potential effects of delays in such filing; failure to achieve earnings or other estimates; failure to successfully develop and commercialize new or improved products; adverse changes in inventory or supply chain management; limitations or delays on capital expenditures; business interruptions; delays or changes in or non-consummation of the acquisition of Seadrift or C/G, or other investments or acquisitions that we make or may make in the future; failure to successfully integrate into our business such investments and acquisitions; failure to achieve expected synergies or the performance or returns expected from such investments or acquisitions; inability to protect our intellectual property rights or infringement of intellectual property rights of others; changes in market prices of our securities; changes in our ability to obtain financing on acceptable terms; adverse changes in labor relations; adverse developments in legal proceedings; non-realization of anticipated benefits from organizational changes and restructurings; negative developments relating to health, safety or environmental compliance or remediation or liabilities; downturns, production reductions or suspensions, or changes in steel and other markets we or our customers serve; declines in demand; intensified competition and price or margin decreases, including growth by producers in developing countries; graphite electrode manufacturing capacity increases; adverse differences between actual graphite electrode prices and spot or announced prices; consolidation of steel producers; mismatches between manufacturing capacity and demand; significant changes in our provision for income taxes and effective income tax rate; changes in the availability or cost of key inputs, including petroleum-based coke, or energy; changes in interest or currency exchange rates; inflation or deflation; failure to satisfy conditions to government grants; changes in government fiscal and monetary policy; a protracted regional or global financial or economic crisis; and other risks and uncertainties, including those detailed in our SEC filings, as well as future decisions by us. This news release does not constitute an offer or solicitation as to any securities. References to street or analyst earnings estimates mean those published by First Call.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Dollars in thousands, except share data) (Unaudited)

	At December 31, 2009	At June 30, 2010
ASSETS
Current Assets:
Cash and cash equivalents	$50,181	$63,376
Accounts and notes receivable, net of allowance for doubtful accounts of $4,545 at December 31, 2009 and $3,888 at June 30, 2010	117,620	153,837
Inventories	245,511	267,463
Loan to non-consolidated affiliate	6,000	-
Prepaid expenses and other current assets	9,586	11,305
Total current assets	428,898	495,981

Property, plant and equipment	982,173	955,213
Less: accumulated depreciation	610,182	595,215
Net property, plant and equipment	371,991	359,998
Deferred income taxes	11,437	21,790
Goodwill	9,037	8,687
Other assets	7,298	11,692
Investment in non-consolidated affiliate	63,315	64,225
Restricted cash	632	386
Total assets	$892,608	$962,759
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$33,928	$42,622
Short-term debt	1,113	-
Accrued income and other taxes	38,977	43,784
Supply chain financing liability	14,404	44,008
Other accrued liabilities	91,907	93,071
Total current liabilities	180,329	223,485

Long-term debt	1,467	1,230
Other long-term obligations	108,267	101,191
Deferred income taxes	25,486	24,473

Stockholders’ equity:
Preferred stock, par value $.01, 10,000,000 shares authorized, none issued	-	-
Common stock, par value $.01, 225,000,000 shares authorized, 124,027,399 shares issued at December 31, 2009 and 124,596,168 shares issued at June 30, 2010	1,240	1,246
Additional paid-in capital	1,300,051	1,306,920
Accumulated other comprehensive loss	(305,644)	(348,844)
Accumulated deficit	(305,202)	(232,352)
Less: cost of common stock held in treasury, 3,974,345 shares at December 31, 2009 and 4,065,473 at June 30, 2010	(112,511)	(113,649)
Less: common stock held in employee benefit and compensation trusts, 71,493 shares at December 31, 2009 and 73,691 shares at June 30, 2010	(875)	(941)
Total stockholders’ equity	577,059	612,380
Total liabilities and stockholders’ equity	$892,608	$962,759

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands, except per share amounts) (Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2009	2010	2009	2010

Net sales	$157,774	$254,854	$291,800	$470,518
Cost of sales	112,086	180,127	213,986	327,688
Gross profit	45,688	74,727	77,814	142,830

Research and development	3,109	3,191	5,177	5,726
Selling and administrative expenses	23,095	32,308	44,730	54,819
Operating income	19,484	39,228	27,907	82,285

Equity in losses (earnings) and write-down of investment in non-consolidated affiliate	54,602	(1,684)	53,390	(910)
Other expense (income), net	3,270	(8,596)	(2,264)	(11,855)
Interest expense	1,421	1,296	3,068	2,202
Interest income	(184)	(507)	(301)	(1,068)

(Loss) income before provision for income taxes	(39,625)	48,719	(25,986)	93,916
(Benefit) provision for income taxes	(2,534)	9,397	2,636	21,066
Net (loss) income	$(37,091)	$39,322	$(28,622)	$72,850

Basic (loss) income per common share:
Net (loss) income per share	$(0.31)	$0.33	$(0.24)	$0.61
Weighted average common shares outstanding	119,893	120,340	119,402	120,395

Diluted (loss) income per common share:
Net (loss) income per share	$(0.31)	$0.32	$(0.24)	$0.60
Weighted average common shares outstanding	119,893	121,088	119,402	121,083

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in thousands) (Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2009	2010	2009	2010

Cash flow from operating activities:
Net (loss) income	$(37,091)	$39,322	$(28,622)	$72,850
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	8,174	8,613	16,202	18,697
Deferred income tax (benefit) provision	(838)	(1)	848	(8,242)
Equity in losses (earnings) and write-down of investment in non-consolidated affiliate	54,602	(1,684)	53,390	(910)
Post-retirement and pension plan changes	3,983	2,237	5,398	4,689
Currency losses (gains)	5,479	(9,151)	(3,682)	(14,768)
Stock-based compensation, including incentive compensation paid in company stock	4,441	1,625	4,958	3,404
Interest expense	331	703	660	1,029
Other charges, net	7,085	1,927	12,599	2,416
Dividends from non-consolidated affiliate	-	-	122	-
Decrease (increase) in working capital[1]	1,795	(47,565)	3,403	(60,912)
(Increase) in long-term assets and liabilities	(1,854)	(2,533)	(4,845)	(4,318)
Net cash provided by (used in) operating activities	46,107	(6,507)	60,431	13,935

Cash flow from investing activities:
Capital expenditures	(17,327)	(19,518)	(29,964)	(30,282)
Proceeds from repayment of loan to non-consolidated affiliate	-	-	-	6,000
(Payments) proceeds from derivative instruments	682	(155)	263	(120)
Net change in restricted cash	(79)	169	(19)	246
Other	52	94	69	203
Net cash used in investing activities	(16,672)	(19,410)	(29,651)	(23,953)

Cash flow from financing activities:
Short-term debt (reductions) borrowings, net	(1,068)	184	2,529	(892)
Revolving Facility borrowings	51,740	-	114,715	-
Revolving Facility reductions	(64,000)	-	(112,000)	-
Principal payments on long-term debt	-	-	(129)	(56)
Supply chain financing	(5,419)	4,935	(30,115)	29,604
Proceeds from exercise of stock options	3	840	57	1,015
Purchase of treasury shares	14	-	-	(1,138)
Excess tax benefit from stock-based compensation	-	368	10	1,037
Long-term financing obligations	(261)	(281)	(536)	(562)
Revolver facility refinancing cost	-	(4,392)	-	(4,392)
Net cash (used in) provided by financing activities	(18,991)	1,654	(25,469)	24,616

Net increase (decrease) in cash and cash equivalents	10,444	(24,263)	5,311	14,598
Effect of exchange rate changes on cash and cash equivalents	1,072	(893)	654	(1,403)
Cash and cash equivalents at beginning of period	6,113	88,532	11,664	50,181
Cash and cash equivalents at end of period	$17,629	$63,376	$17,629	$63,376

[1]Net change in working capital due to the following components:
Decrease (increase) in current assets:
Accounts and notes receivable, net	$4,601	$(36,976)	$73,693	$(44,569)
Effect of factoring of accounts receivable	51	-	(15,818)	(1,115)
Inventories	26,418	(21,874)	30,467	(42,913)
Prepaid expenses and other current assets	(1,250)	(1,751)	(841)	(2,884)
Restructuring payments	(5)	24	(11)	(232)
(Decrease) increase in accounts payable and accruals	(28,517)	13,039	(84,101)	30,829
Increase (decrease) in interest payable	497	(27)	14	(28)
Decrease (increase) in working capital	$1,795	$(47,565)	$3,403	$(60,912)

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES SEGMENT DATA SUMMARY (Dollars in thousands) (Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2009	2010	2009	2010

Net sales:
Industrial Materials	$129,834	$208,723	$234,355	$391,146
Engineered Solutions	27,940	46,131	57,445	79,372
Total net sales	$157,774	$254,854	$291,800	$470,518

Segment operating income:
Industrial Materials	$16,369	$34,334	$23,158	$76,169
Engineered Solutions	3,115	4,894	4,749	6,116
Total segment operating income	$19,484	$39,228	$27,907	$82,285

Operating income margin:
Industrial Materials	12.6%	16.4%	9.9%	19.5%
Engineered Solutions	11.1%	10.6%	8.3%	7.7%
Total operating income margin	12.3%	15.4%	9.6%	17.5%

GTI-G

CONTACT:
GrafTech International Ltd.
Kelly Taylor, 216-676-2000
Manager, Investor Relations